                                                                      EXHIBIT 12



                   JOHN DEERE CAPITAL CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (DOLLARS IN THOUSANDS)




                                                                      FOR THE YEARS ENDED OCTOBER 31
                                                    -------------------------------------------------------------

                                                       1996         1995        1994         1993         1992
                                                    -----------  ----------  -----------  -----------  ----------
Earnings:

 Income before income
  taxes and changes
  in accounting                                     $  206,588  $  175,360   $  161,809  $  169,339   $  142,920

 Fixed charges                                         276,726     240,913      168,507     170,226      191,930
                                                    -----------  ----------  -----------  ----------  -----------
  Total earnings                                    $  483,314  $  416,273   $  330,316  $  339,565   $  334,850
                                                    -----------  ----------  -----------  ----------  -----------
                                                    -----------  ----------  -----------  ----------  -----------
Fixed charges:

  Interest expense                                  $  273,748  $  238,445   $  166,591  $  167,787   $  189,288

  Rent expense                                           2,978       2,468        1,916       2,439        2,642
                                                    -----------  ----------  -----------  ----------  -----------
   Total fixed charges                              $  276,726  $  240,913   $  168,507  $  170,226   $  191,930
                                                    -----------  ----------  -----------  ----------  -----------
                                                    -----------  ----------  -----------  ----------  -----------

Ratio of earnings to
  fixed charges *                                         1.75        1.73         1.96        1.99         1.74
                                                    -----------  ----------  -----------  ----------  -----------
                                                    -----------  ----------  -----------  ----------  -----------

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"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.


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